Exhibit 99.2
Intuitive Surgical, Inc.
Unaudited Preliminary Quarterly and Annual Revenue Data and Metrics

	Three Months Ended			Twelve Months Ended
	December 31, 2019	December 31, 2018	Change	December 31, 2019	December 31, 2018	Change
Revenue ($Millions)
Instruments and Accessories	$671.2	$539.3	24%	$2,408.2	$1,962.0	23%
Systems	416.2	340.6	22%	1,346.1	1,127.1	19%
Services	190.3	166.6	14%	724.2	635.1	14%
Total Revenue	$1,277.7	$1,046.5	22%	$4,478.5	$3,724.2	20%

Da Vinci Surgical System Shipments by Geography
United States	196	175	12%	728	581	25%
Europe	54	55	(2)%	169	169	—%
Asia	78	40	95%	182	116	57%
Other Markets	8	20	(60)%	40	60	(33)%
Total Systems*	336	290	16%	1,119	926	21%

Ion System Shipments	7	—	NM	10	—	NM

Da Vinci Surgical System Shipments by Model
Single Console Si Systems	5	15	(67)%	30	50	(40)%
Dual Console Si Systems	—	1	(100)%	—	2	(100)%
Single Console X Systems	48	49	(2)%	195	181	8%
Dual Console X Systems	5	2	150%	17	10	70%
Single Console Xi Systems	208	147	41%	607	479	27%
Dual Console Xi Systems	64	64	—%	241	189	28%
SP Systems	6	12	(50)%	29	15	93%
Total Systems*	336	290	16%	1,119	926	21%
* Da Vinci Surgical Systems Shipped under Operating Leases	126	84	50%	384	229	68%

Other da Vinci Surgical System Metrics
Average Selling Price ($Millions)	$1.61	$1.46	10%	$1.52	$1.45	5%
Inst & Accy Revenue/Procedure ($Thousands)	$1.98	$1.89	5%	$1.96	$1.89	4%
Installed Base	5,582	4,986	12%	5,582	4,986	12%

Intuitive Surgical, Inc.
Unaudited Preliminary Trended Annual Procedure Data

	Approximate Procedures (Thousands)			Percentage Change*
	2019	2018	2017	2019	2018
United States
General Surgery	421	325	245	29%	33%
Gynecology	282	265	252	6%	5%
Urology	138	128	118	8%	8%
Other	42	35	28	20%	26%
Total United States	883	753	643	17%	17%
Total Outside of the United States	346	285	233	21%	22%
Total Worldwide	1,229	1,038	876	18%	18%

* The approximate procedures are rounded to thousands, but the percentage changes are based on unrounded approximate procedures.

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This report contains forward-looking statements. Such statements relate to unaudited preliminary trended annual procedure data, unaudited preliminary fourth quarter and full year 2019 revenue data and metrics, and other related subjects. The unaudited preliminary results are subject to the completion of Intuitive's final closing procedures and the independent audit and, therefore, are subject to adjustment. These forward-looking statements are based on Intuitive's current plans and expectations and are subject to risks and uncertainties that could cause actual events and results to vary significantly from those implied by such statements. Please refer to Intuitive’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.